Exhibit 10.34

August 16, 2017

Greg Jester
39 Lawton Avenue
Stamford, CT  06907

Dear Greg:

Humanigen Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.          Position.  Your title will be Chief Financial Officer, and you will report to the Company’s CEO.  This is a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.          Cash Compensation.  The Company will pay you a starting salary at the rate of $290,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  You will be eligible to participate in the Company’s annual Bonus Plan as in effect from time to time.  The Bonus Plan (if any) is approved by the Company’s Board of Directors, and bonuses (if any) will be awarded based on the achievement of Company and individual criteria established by the Company.  Your maximum bonus (if any) will be equal to 50% of your earnings for the bonus period.  Such Bonus may be a mix of cash and stock, as determined by the Board in its sole discretion. The determinations of the Company with respect to your bonus will be final and binding.  In the event that there is any conflict between this letter agreement and the Bonus Plan, the Bonus Plan, as interpreted and administered by the Company, will govern.  Your position is classified as exempt and therefore you will not be eligible to earn overtime.

3.          Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental benefits, flexible spending account and 401(k) plan, subject to the terms and conditions of the plans and programs pursuant to which such benefits are provided.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.

4.          Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock.  The exercise price per share will be determined by the Company’s Board of Directors or its Compensation Committee on the date of option grant.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan  (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.

1000 Marina Boulevard, Suite 250   |   Brisbane, CA 94005   |   Phone 650.243.3100   |   Fax 650.243.3260   |   www.humanigen.com

5.          Proprietary Information and Inventions Agreement.  As is required for all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.          Employment Relationship.  Your employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.          Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.          Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.          Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County in connection with any Dispute or any claim related to any Dispute.

10.          Arbitration.  Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration.  The arbitration will take place in San Mateo County or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose.  The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The arbitration will be governed by and subject to the Federal Arbitration Act.  Any award or finding will be confidential.  You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute.  You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.  Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.  This Section 10 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits.  Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on August 24, 2017.    As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on or before September 5, 2017.

If you have any questions, please call me at.

Very truly yours,

Humanigen, Inc.

By:	/s/ Cameron Durrant
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Greg Jester
Signature of Greg Jester

Dated:	August 22, 2017

Attachment

Exhibit A: Proprietary Information and Inventions Agreement